UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 31, 2019

EQT CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	001-3551	25-0464690
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222

(Address of principal executive offices, including zip code)

(412) 553-5700

(Registrant’s telephone number, including area code)

NONE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, no par value	EQT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company               ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On May 31, 2019, EQT Corporation (the Company) entered into a Term Loan Agreement (the Term Loan Agreement) among the Company, PNC Bank, National Association, as administrative agent, and the lenders (the Lenders) and agents parties thereto, providing for a $1.0 billion unsecured multi-draw term loan facility (the Term Loan Facility).

On May 31, 2019, the Company borrowed all $1.0 billion of the commitments under the Term Loan Facility and applied (or will apply) the proceeds of such borrowings to (i) repay the Company’s $700 million in aggregate principal amount of 8.125% Senior Notes maturing on June 1, 2019, (ii) repay outstanding borrowings under the Company’s $2.5 billion revolving credit facility and (iii) pay accrued interest and fees, costs and expenses relating to the foregoing and the Term Loan Agreement.  Any remaining proceeds may be used by the Company for lawful corporate purposes.  The Term Loan Facility matures on May 31, 2021 (the Stated Maturity Date).

Under the terms of the Term Loan Agreement, at the Company’s election, borrowings can be Base Rate Loans (as defined in the Term Loan Agreement) or Eurodollar Rate Loans (as defined in the Term Loan Agreement).  Base Rate Loans are denominated in dollars and bear interest at a Base Rate (as defined in the Term Loan Agreement) plus a margin determined on the basis of the Company’s then current credit ratings, which margin is 0.00% based on the Company’s current credit ratings.  Eurodollar Rate Loans are denominated in dollars and bear interest at a Eurodollar Rate (as defined in the Term Loan Agreement) plus a margin determined on the basis of the Company’s then current credit ratings, which margin is 1.00% based on the Company’s current credit ratings.  In addition, in connection with its entry into the Term Loan Agreement, the Company paid to the Lenders certain customary fees.

The Company is obligated to repay the aggregate principal amount of any outstanding Base Rate Loans or Eurodollar Rate Loans on the earlier of the Stated Maturity Date or the effective date of any acceleration of all outstanding borrowings under the Term Loan Agreement.  The Company may voluntarily prepay borrowings under the Term Loan Facility, in whole or in part, without premium or penalty, but subject to reimbursement of funding losses with respect to prepayment of Eurodollar Rate Loans.  Borrowings under the Term Loan Agreement that are prepaid may not be reborrowed.

The Term Loan Agreement contains certain representations and warranties and various affirmative and negative covenants and events of default, including (i) a restriction on the ability of the Company or its subsidiaries to incur or permit liens on assets, subject to certain significant exceptions, (ii) the establishment of a maximum ratio of consolidated debt to total capital of the Company and its subsidiaries such that consolidated debt shall at no time exceed 65% of total capital, (iii) a limitation on certain changes to the Company’s business, and (iv) certain restrictions related to mergers or acquisitions.

In the ordinary course of their respective businesses, certain of the Lenders and the other parties to the Term Loan Agreement and their respective affiliates have engaged, and may in the future engage, in commercial banking, investment banking, financial advisory or other services with the Company and its affiliates for which they have in the past and/or may in the future receive customary compensation and expense reimbursement (including in connection with the transactions described herein).

The foregoing description of the Term Loan Agreement does not purport to be a complete statement of the parties’ rights and obligations under the Term Loan Agreement and the transactions contemplated by the Term Loan Agreement and is qualified in its entirety by reference to the full text of the Term Loan Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference in its entirety.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Term Loan Agreement, dated as of May 31, 2019, by and among the Company, PNC Bank, National Association, as administrative agent, and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQT CORPORATION

Dated: May 31, 2019

	By:	/s/ Jimmi Sue Smith
	Name:	Jimmi Sue Smith
	Title:	Senior Vice President and Chief Financial Officer